[Logo]

March 17, 1994

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Northern States Power Company on Wednesday, April 27, 1994, at 10:00 a.m., at The Historic State Theatre, 805 Hennepin Avenue, Minneapolis, Minnesota.

The Notice of Annual Meeting of Shareholders and Proxy Statement on the following pages describe matters to be acted upon at the meeting. We will also report on current operations and on our future plans. At the conclusion of voting, you will have an opportunity to ask questions.

Whether you plan to attend the Annual Meeting, please sign, date and return the enclosed proxy card promptly to assure that your proxy will be voted. Your voice is important, regardless of the number of shares you hold.

If you plan to attend the Annual Meeting, please complete and return the admission card and we will send you directions and parking instructions.

Our annual meetings have been very helpful in maintaining communications and understanding between our Board of Directors and shareholders. We sincerely hope you will be with us.
Sincerely,
James J. Howard
Chairman of the Board &
Chief Executive Officer

			NORTHERN STATES POWER COMPANY
			  (A MINNESOTA CORPORATION)

			   NOTICE OF ANNUAL MEETING
			       OF SHAREHOLDERS

The Annual Meeting of Shareholders of NORTHERN STATES POWER COMPANY, a Minnesota corporation, will be held on Wednesday, April 27, 1994, at 10:00 a.m., at The Historic State Theatre, 805 Hennepin Avenue, Minneapolis, Minnesota, for the following purposes:

(1) To elect four directors to Class II to serve for a term of three years;

(2) To ratify the appointment of Deloitte & Touche, Certified Public Accountants, as independent auditors of the Company for 1994; and

(3) To transact such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on March 1, 1994, will be entitled to notice of, and to vote at, this Annual Meeting.
Minneapolis, Minnesota
March 17, 1994
		      By order of the Board of Directors
			       Gary R. Johnson
				  Secretary
		    REMEMBER TO SIGN AND RETURN YOUR PROXY


			NORTHERN STATES POWER COMPANY
			      414 NICOLLET MALL
			 MINNEAPOLIS, MINNESOTA 55401

			       PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of the enclosed proxy by the Company's Board of Directors for use at the Annual Meeting or any adjournment thereof. The proxy statement and the enclosed proxy card were mailed on or about March 17, 1994.

When proxies are returned properly executed, the shares represented will be voted according to shareholders' direction. A proxy may be revoked at any time before it is exercised by giving written notice of the revocation to Gary R. Johnson, Secretary, Northern States Power Company, 414 Nicollet Mall, Minneapolis, Minnesota 55401, by filing another proxy with him, or by attending the meeting and voting in person.

Owners of record at the close of business on March 1, 1994 of the Company's common stock or cumulative preferred stock (or their legal representatives) are entitled to vote at the Annual Meeting or any adjournment thereof. On that date, the holders of shares of cumulative preferred stock of the $3.60 series (275,000 shares outstanding) are entitled to three votes per share, and the holders of shares of common stock (66,893,377 shares outstanding) and other cumulative preferred stock (2,125,000 shares outstanding) are entitled to one vote per share.

Shareholders are entitled to vote cumulatively for the election of directors. Each shareholder is entitled to a number of votes for such election equal to the number of shares held by such shareholder multiplied by the number of directors to be elected, and may cast all votes for one nominee or distribute the votes among the nominees. On all other matters, shareholders are entitled to vote as described in the preceding paragraph.

First Trust N.A., the Trustee for the Company's Employee Stock Ownership Plan, holds approximately 8.07% of the Company's common stock for the benefit of Plan participants, none of whom has a total beneficial interest of more than 5% of the Company's outstanding voting securities. No other person holds of record or, to the knowledge of management, owns beneficially more than 5% of any class of the outstanding voting securities of the Company.
The cost of soliciting proxies will be borne by the Company. Officers and other employees of the Company may solicit proxies by personal interview, telephone and telegram, in addition to the use of the mails. The Company will reimburse brokers and other custodians, nominees or fiduciaries for their expenses in forwarding proxy material to principals and obtaining their proxies.

The Company mailed its annual report for the year 1993 on or about March 7, 1994, to all shareholders of the Company of record on March 1, 1994.

			    ELECTION OF DIRECTORS

GENERAL INFORMATION

The Company's Bylaws provide that the Board of Directors shall consist of twelve to fifteen directors. The Board of Directors is divided into three classes as nearly equal in number as possible with staggered terms of office so that one class of directors will be elected at each annual meeting for a term of three years.

At the April 27, 1994 Annual Meeting the following four individuals are the nominees to be elected to the Board of Directors to serve in Class II until the 1997 Annual Meeting of Shareholders and until their successors are elected and have qualified: Richard M. Kovacevich, Douglas W. Leatherdale, A. Patricia Sampson and Edwin M. Theisen. Each of these individuals is currently a director of the Company whose term is scheduled to expire at the Annual Meeting.

All of the nominees have indicated a willingness to serve if elected. However, should any of the nominees named above become unavailable, your proxy will be voted for such person or persons as shall be recommended by a proxy committee appointed by the Board.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR ALL OF THE NOMINEES NAMED BELOW.

THE FOLLOWING INFORMATION IS FURNISHED WITH RESPECT TO EACH NOMINEE:

					     Principal Occupation and Business
						 Experience During the Past
	  Nominee                            Five Years and Other Directorships
CLASS II -- NOMINEES FOR TERMS EXPIRING IN 1997

Richard M. Kovacevich        President and Chief Executive Officer, Norwest Corporation,
Age 50                       Minneapolis, Minnesota, a holding company for banking institutions,
Director Since 1990          since January 1, 1993 and President and Chief Operating Officer since
			     January 1, 1989. Also director of Fingerhut Companies, Inc., Norwest
			     Corporation, The NWNL Companies, Inc. and Visa U.S.A. Inc.

Douglas W. Leatherdale       Chairman of the Board, President and Chief Executive Officer, The
Age 57                       St. Paul Companies, Inc., a worldwide property and liability insurance
Director Since 1991          organization, since May 1, 1990 and President and Chief Operating
			     Officer since February 13, 1989. Also director of The John Nuveen
			     Company and United HealthCare Corporation.

A. Patricia Sampson          Chief Executive Officer, Greater Minneapolis Area Chapter of the American
Age 45                       Red Cross since June 1, 1993. Prior thereto, Executive Director.
Director Since 1985

Edwin M. Theisen             President and Chief Operating Officer of the Company since July 1,
Age 63                       1990. Prior thereto, President and Chief Executive Officer, Northern
Director Since 1990          States Power Company (Wisconsin), a wholly-owned subsidiary of the
			     Company. Also director of Firstar Bank of Minnesota, N.A.

THE FOLLOWING INFORMATION IS FURNISHED WITH RESPECT TO EACH DIRECTOR WHOSE TERM OF OFFICE WILL CONTINUE:

					     Principal Occupation and Business
						 Experience During the Past
	Director                             Five Years and Other Directorships
CLASS III -- DIRECTORS WHOSE TERMS EXPIRE IN 1995

H. Lyman Bretting         President and Chief Executive Officer, C.G. Bretting Manufacturing Company,
Age 57                    Inc., Ashland, Wisconsin, a manufacturer of napkin and paper towel folding
Director Since 1990       machines. Also director of M&I National Bank of Ashland and Northern States
			  Power Company (Wisconsin), a wholly-owned subsidiary of the Company.

David A. Christensen      President and Chief Executive Officer, Raven Industries, Inc., Sioux Falls,
Age 59                    South Dakota, a manufacturer of reinforced plastics, electronic equipment
Director Since 1976       and sewn products. Also director of Norwest Bank South Dakota, N.A., Norwest
			  Corporation and Raven Industries, Inc.

Allen F. Jacobson         Retired effective November 1, 1991 as Chairman and Chief Executive Officer,
Age 67                    Minnesota Mining and Manufacturing Company (3M). Also director of Abbot
Director Since 1983       Laboratories, Alliant Techsystems, Deluxe Corporation, Minnesota Mining
			  and Manufacturing Company, Mobil Corporation, Potlatch Corporation,
			  Prudential Insurance Company of America, Sara Lee Corporation, Silicon
			  Graphics, Inc., U.S. West, Inc., and Valmont Industries, Inc.

Margaret R. Preska        Distinguished Service Professor, Minnesota State Universities, since February
Age 56                    1, 1992. Prior thereto, President, Mankato State University, Mankato,
Director Since 1980       Minnesota, an educational institution. Also director of Norwest Bank Minnesota
			  South Central, N.A.
CLASS I -- DIRECTORS WHOSE TERMS EXPIRE IN 1996

W. John Driscoll          Chairman of the Board and Chief Executive Officer, Rock Island Company,
Age 64                    St. Paul, Minnesota, a private investment company, since May 15, 1993. Prior
Director Since 1974       thereto Chairman of the Board and President. Also director of Comshare Inc.,
			  The John Nuveen Company, MIP Properties, Inc., The St. Paul Companies, Inc.
			  and Weyerhaeuser Company.

Dale L. Haakenstad        Retired effective December 31, 1989 as President and Chief Executive Officer,
Age 66                    Western States Life Insurance Company, Fargo, North Dakota. Prior thereto,
Director Since 1978       Chairman, President and Chief Executive Officer, Western States Life Insurance
			  Company.

James J. Howard           Chairman of the Board and Chief Executive Officer of the Company since July
Age 58                    1, 1990. Prior thereto, Chairman of the Board, President and Chief Executive
Director Since 1987       Officer since March 1, 1988. Also director of Ecolab Inc., Honeywell Inc.,
			  The NWNL Companies Inc. and Walgreen Company.

John E. Pearson           Retired effective January 31, 1992 as Chairman, The NWNL Companies, Inc.
Age 67                    and Northwestern National Life Insurance Company, a wholly-owned subsidiary
Director Since 1983       of The NWNL Companies, Inc., in which capacity he had served since July
			  1, 1991. Prior thereto, Chairman and Chief Executive Officer, The NWNL
			  Companies, Inc., and Northwestern National Life Insurance Company. Also
			  director of Norwest Corporation.

G. M. Pieschel            Chairman of the Board, Farmers and Merchants State Bank, Springfield,
Age 66                    Minnesota, a commercial bank, since January 14, 1993. Prior thereto, Chief
Director Since 1978       Executive Officer and President of Farmers and Merchants State Bank.

The foregoing information concerning the nominees and continuing directors is based on information furnished to the Company by each nominee and director respectively.

		INFORMATION CONCERNING THE BOARD OF DIRECTORS

COMMITTEES OF THE BOARD

There are four committees of the Board of Directors whose duties and responsibilities are described below.

THE CORPORATE MANAGEMENT COMMITTEE has responsibilities for senior management organization and personnel, long-range planning and strategy, compensation of directors, officers and other key employees and identifying and recommending candidates for membership on the Board of Directors. Current members of the Committee are W. John Driscoll (Chairman), David A. Christensen, Allen F. Jacobson, John E. Pearson, G. M. Pieschel and Margaret R. Preska. The Committee held 4 meetings during 1993.

Any shareholder may make recommendations to the Corporate Management Committee for membership on the Board of Directors by sending a written statement of the qualifications of the recommended individual to the Secretary, Northern States Power Company, 414 Nicollet Mall, Minneapolis, Minnesota, 55401.

THE FINANCE -- AUDIT COMMITTEE has responsibilities for internal auditing functions, receiving and reviewing the reports of the independent auditors and for the financing and accounting activities of the Company. Current members of the Committee are John E. Pearson (Chairman), Richard M. Kovacevich, Douglas W. Leatherdale and Margaret R. Preska. The Committee held 2 meetings during 1993.

THE POWER SUPPLY COMMITTEE has responsibilities for bulk power supply planning, major facility construction, construction budgets, nuclear plant safety, permits and license compliance. Current members of the Committee are David A. Christensen (Chairman), H. Lyman Bretting, W. John Driscoll, Dale L. Haakenstad, Allen F. Jacobson, Richard M. Kovacevich, Douglas W. Leatherdale and A. Patricia Sampson. The Committee held 4 meetings during 1993.

THE ERISA COMPLIANCE COMMITTEE has responsibilities for review of the performance of employee benefit plan fiduciary functions by the Company and other plan fiduciaries. Current members are G. M. Pieschel (Chairman), H. Lyman Bretting, Dale L. Haakenstad and A. Patricia Sampson. The Committee held 2 meetings during 1993.

DIRECTOR MEETINGS

There were 9 meetings of the Board of Directors in 1993. Each director attended at least 75% of the total number of meetings of the Board and Committees on which such director served during 1993.

DIRECTOR COMPENSATION

Directors not employed by the Company receive a $20,000 annual retainer, or a pro rata portion thereof if service is less than 12 months, and $1,200 for attendance at each Board meeting and $1,000 for each Committee meeting attended. A $2,500 annual retainer is paid to each elected Committee Chairperson. Employees of the Company receive no separate compensation for services as a director. In addition, directors have a deferred compensation and retirement plan in which they can participate. The deferred compensation plan provides for deferral of the director fees until after retirement from the Board of Directors. The retirement plan continues payment of the director's retainer, at the rate in effect for the calendar quarter immediately preceding the director's retirement multiplied by 1.2. Benefits continue for a period equal to the number of calendar quarters served on the Board, up to 40 calendar quarters.

SHARE OWNERSHIP OF DIRECTORS, NOMINEES AND NAMED EXECUTIVE OFFICERS

Set forth in the following table is the beneficial ownership of common stock of the Company as of March 1, 1994 for all directors, the Chief Executive Officer and the next four highest compensated executive officers of the Company. As of March 1, 1994, the directors and executive officers as a group beneficially owned 93,096 shares, less than 0.14 percent, of the Company's common stock (including shares allocated to the accounts of executive officers in the Executive Long-Term Incentive Award Stock Plan (Long-Term Incentive Plan) and the Employee Stock Ownership Plan for which they have voting power but not investment power).


H. Lyman Bretting          1,276   John E. Pearson         1,274
David A. Christensen         500   G. M. Pieschel            643
W. John Driscoll           2,000   Margaret R. Preska        600
Dale L. Haakenstad           654   A. Patricia Sampson       352
James J. Howard*          20,127   Edwin M. Theisen*      11,958
Allen F. Jacobson            712   Vincent E. Beacom*      8,969
Richard M. Kovacevich      1,000   Leon R. Eliason*        5,085
Douglas W. Leatherdale       300   Edward J. McIntyre*     6,646

*Shares shown for Messrs. Howard, Theisen, Beacom, Eliason and McIntyre do not include options to purchase common stock of the Company which are exercisable within 60 days under the Company's Long-Term Incentive Plan:
50,427 option shares for Mr. Howard, 25,529 option shares for Mr. Theisen, 4,460 option shares for Mr. Beacom, 10,771 option shares for Mr. Eliason and 16,764 option shares for Mr. McIntyre. These shares also do not include performance units payable under such plan in the form of stock which are exercisable within 60 days. The number of shares which would have been payable upon exercise of the performance units on March 1, 1994 are: 2,039 for Mr. Howard, 954 for Mr. Theisen, 139 for Mr. Beacom, 394 for Mr. Eliason and 652 for Mr. McIntyre.

As required by rules of the Securities and Exchange Commission (SEC), the Company notes that the SEC did not receive a timely report of three sales of Company common stock by Hazel R. O'Leary, former President -- NSP Gas of the Company, which occurred after she left the Company.

		      COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth cash and noncash compensation for each of the last three fiscal years ended December 31, 1993, to the Chief Executive Officer and the next four highest compensated executive officers of the Company for services in all capacities to the Company and its subsidiaries.

				  SUMMARY COMPENSATION TABLE

						 Annual Compensation
	     (a)                (b)        (c)           (d)               (e)
								       Other Annual
Name and Principal Position     Year    Salary($)    Bonus($)(1)    Compensation($)(2)
James J. Howard                 1993     511,300       231,931               0
Chairman & Chief                1992     485,000             0           2,934
Executive Officer               1991     460,000       252,192
Edwin M. Theisen                1993     324,400       129,452           1,271
President & Chief               1992     306,500             0           6,870
Operating Officer               1991     290,000       142,771
Vincent E. Beacom               1993     215,000        64,603           1,019
Vice President                  1992     165,000             0           4,570
Minnesota Electric              1991     160,000        14,727
Leon R. Eliason                 1993     205,900        80,110             817
President                       1992     156,800             0           6,308
NSP Generation                  1991     144,000        66,263
Edward J. McIntyre              1993     205,600        71,395           7,339
Vice President and              1992     199,000             0           5,037
Chief Financial Officer         1991     193,000        63,304

(1) For 1993, this column consists of awards made to each named executive under the Company's Executive Incentive Compensation Plan as follows:
$216,708 for Mr. Howard, $120,746 for Mr. Theisen, $58,883 for Mr. Beacom, $74,713 for Mr. Eliason and $65,998 for Mr. McIntyre; plus the dollar value of awards of dividend equivalents made under the Company's Long-Term Incentive Plan based on the results of the performance period ending on September 30, 1993: $15,223 for Mr. Howard, $8,706 for Mr. Theisen, $5,720 for Mr. Beacom and $5,397 each for Messrs. Eliason and McIntyre.

			  LONG-TERM COMPENSATION
		 Awards                       Payouts
			    (g)
       (f)          Number of Securities        (h)                 (i)
Restricted Stock     Underlying Options         LTIP             All Other
  Awards ($)(3)         and SARs (#)       Payouts ($)(4)   Compensation ($)(5)
129,075                    12,782              23,925             11,324
0                          13,541                   0             44,052
172,800                    14,436              44,695
 65,620                     7,240              10,650              6,267
0                           7,606                   0             55,324
 88,450                     8,256              19,895
 36,375                     4,592                   0              4,968
0                           3,483                   0             51,045
 48,579                     3,847               6,589
 28,380                     4,421               3,765              6,792
0                           2,626                   0             72,722
 24,787                     2,885               4,941
 35,595                     4,508               7,461              5,081
0                           4,753                   0             27,981
 44,667                     5,118              13,939

(2) Pursuant to the transition provisions of the SEC disclosure requirements, this column does not include information for fiscal years ended before December 15, 1992 and consists of reimbursements for taxes on certain personal benefits received by the named executives.
(3) Restricted shares earned for 1993 were granted on January 27, 1994 based on the performance period ending September 30, 1993. No restricted shares were granted during 1993 under the Company's Long-Term Incentive Plan based on the performance period ending in 1992. As of December 31, 1993, Mr. Howard held 2,340 restricted shares having a market value of $100,913; Mr. Theisen held 1,198 restricted shares at a market value of $51,664; Mr. Beacom held 455 restricted shares at a market value of $19,622; Mr. Eliason held 303 restricted shares at a market value of $13,066; and Mr. McIntyre held 605 restricted shares at a market value of $26,155. The restricted stock awards vest one year after the date of grant with respect to fifty (50%) of the shares and two years after such date with respect to the remaining shares, conditioned upon the continued employment of the recipient with the Company. Non-preferential dividends are paid on the restricted shares. The total number of restricted shares awarded during the years 1991, 1992 and 1993 are as follows: 9,183 shares for Mr. Howard, 3,900 shares for Mr. Theisen, 1,295 shares for Mr. Beacom, 856 shares for Mr. Eliason and 2,155 shares for Mr. McIntyre.

(4) This column consists of the increased dollar value earned on vested dividend equivalents as a result of the achievement of performance objectives in accordance with the Company's Long-Term Incentive Plan. Mr. Beacom received no increased value for 1993 due to a previous exercise of his vested dividend equivalents. No increased value was earned on vested dividend equivalents during 1992 based on the performance period ending in 1992.

(5) Pursuant to the transition provisions of the SEC rules, this column does not include information for fiscal years ended before December 15, 1992 and consists of the following: $3,853 was contributed by the Company for the Employee Stock Ownership Plan (ESOP) for Messrs. Howard, Theisen and McIntyre, respectively, $3,482 for Mr. Beacom and $3,206 for Mr. Eliason. (The Company contribution on behalf of all ESOP participants, including the named executive officers, was equal to 1.68% of their covered compensation.); the dollar value of insurance premiums paid on behalf of each named executive officer in the amount of $7,471 for Mr. Howard, $2,414 for Mr. Theisen, $1,486 for Mr. Beacom, $2,234 for Mr. Eliason and $743 for Mr. McIntyre. (These figures show the value to the named executive of the remainder of the insurance premiums paid by the Company, as permitted by SEC rules. Insurance premium dollar amounts disclosed in 1992 were permissible under SEC rules, but overly conservative in terms of any actual benefit to these executives.); and earnings accrued under the Company Deferred Compensation Plan to the extent such earnings exceeded the market rate of interest (as prescribed pursuant to the SEC rules), which were $0 for Messrs. Howard, Theisen and Beacom, respectively, $1,352 for Mr. Eliason and $485 for Mr. McIntyre.

		 OPTIONS AND STOCK APPRECIATION RIGHTS (SARs)

The following table indicates for each of the named executives (i) the extent to which the Company used stock options and SARs for executive compensation purposes in 1993 and (ii) the potential value of such options and SARs as determined pursuant to the SEC rules.

			   OPTIONS AND SARS GRANTED IN 1993

										Potential Realizable Value
										  at Assumed Annual Rates
										of Stock Price Appreciation
			     Individual Grants                                        for Option Term
      (a)              (b)              (c)           (d)          (e)             (f)              (g)
				    % of Total
				    Options and
		     Options/          SARs        Exercise
		       SARs         Granted to      or Base
		    Granted(1)       Employees       Price      Expiration
      Name             (#)            in 1993       ($/Sh)         Date          5%($)(3)        10%($)(3)
J. Howard        11,869 options          6.0%        43.50       1-27-03         324,698          822,849
		     0 SARs
E. Theisen        6,788 options          3.4%        43.50       1-27-03         185,706          470,616
		     0 SARs
V. Beacom         4,460 options          2.3%        43.50       1-27-03         122,006          309,186
		     0 SARs
L. Eliason        4,208 options          2.1%        43.50       1-27-03         115,113          291,719
		     0 SARs
E. McIntyre       4,208 options          2.1%        43.50       1-27-03         115,113          291,719
		     0 SARs
All
Shareholders(2)  N/A                   N/A          N/A              N/A       1,716,361,364    4,331,769,159

(1) Options were granted on January 27, 1993 and vested on January 27, 1994. No SARs were granted in 1993 based on the performance period ending in 1992.

(2) Potential realizable values during the ten year period commencing January 27, 1993, are based on the market price ($43.50) and the outstanding shares (62,629,497) of common stock of the Company on that date.

(3) The hypothetical potential appreciation shown in columns (f) and (g) for the named executives is required by the SEC rules. The amounts in these columns do not represent either the historical or anticipated future performance of the Company's common stock level of appreciation.
The following table indicates for each of the named executives the number and value of exercisable and unexercisable options and SARs as of December 31, 1993.


			AGGREGATED OPTION AND SAR EXERCISES IN 1993
			 AND FY-END OPTION/SAR VALUE

    (a)            (b)            (c)                   (d)                                (e)
					       Number of Unexercised        Value of Unexercised In-the-Money
		 Shares                     Options and SARs at 12/31/93           Options and SARs at
	      Acquired on      Realized       (#) -- Exercisable (ex)/      12/31/93 ($) -- Exercisable (ex)/
Name          Exercise(#)      Value($)         Unexercisable (unex)              Unexercisable (unex)*
J. Howard        N/A              N/A                39,641 (ex)                       171,843 (ex)
						     11,869 (unex)                      11,869 (unex)
E. Theisen       N/A              N/A                19,224 (ex)                        98,018 (ex)
						      6,788 (unex)                       6,788 (unex)
V. Beacom        8,334            83,467                210 (ex)                           399 (ex)
						      4,460 (unex)                       4,460 (unex)
L. Eliason        N/A             N/A                 6,563 (ex)                        34,181 (ex)
						      4,208 (unex)                       4,208 (unex)
E. McIntyre      N/A              N/A                 9,871 (ex)                        60,834 (ex)
						      4,280 (unex)                       4,280 (unex)


*Share price on December 31, 1993 was $43.125.

		       OTHER LONG-TERM INCENTIVE AWARDS

The following table reflects the number of performance units granted to the named executives during 1993 under the Long-Term Incentive Plan and the performance-based formula of such Plan.

	       LONG-TERM INCENTIVE PLAN AWARDS GRANTED IN 1993

								   Estimated Future Payouts
							       under Non-Stock Price-Based Plans
      (a)               (b)                  (c)                (d)           (e)           (f)
				       Performance or
					   Other
		 Number of Shares,      Period Until
		     Units or           Maturation or
Name             Other Rights (#)*         Payout          Threshold(#)    Target(#)     Maximum(#)
J. Howard             11,869              1 year               5,935         11,869        11,869

E. Theisen             6,788              1 year               3,394          6,788         6,788

V. Beacom              4,460              1 year               2,230          4,460         4,460

L. Eliason             4,208              1 year               2,104          4,208         4,208

E. McIntyre            4,208              1 year               2,104          4,208         4,208

*These performance units were granted on January 27, 1993 under the Long-Term Incentive Plan which is explained in detail in the following Corporate Management Committee Report on Executive Compensation. Each performance unit is credited with dividend equivalents equal to the dividends paid on common stock. The goals for the 1993 performance awards were defined in terms of the Company's return on common equity (ROE) compared to the median ROE for the Kidder, Peabody Electric Utility index over a three-year time period ending September 30, 1993. For maximum payout, the target level for 1993 was 1% above the median of the Kidder grouping. However, the Company's three-year average ROE ending September 30, 1993 was at the Kidder grouping median resulting in a 50% payout equal to the number of units shown in the threshold column of this table for each named executive. The value of the 50% payout for 1993 is reflected in column (d) of the Summary Compensation Table.

			     CORPORATE MANAGEMENT
			       COMMITTEE REPORT
			  ON EXECUTIVE COMPENSATION

CORPORATE MANAGEMENT COMMITTEE. The Committee has responsibilities for the compensation of all executive officers of the Company. The Committee makes annual salary adjustment recommendations to the Board concerning the executive officers of the Company. The annual and long-term incentive plans for the executive officers are administered by the Committee. The Committee has the sole authority to establish the terms and conditions of the incentive plans and to approve any awards. The Committee is composed entirely of outside directors of the Company.

COMPENSATION STRATEGY. With respect to the five named executives, as well as the other executive officers, the Committee has established a strategy to compare the Company's executive compensation to a blend of major industrial companies and major utility companies with a total compensation target at the 50th percentile of the combined group. The comparison companies consist of ten industrial companies with local representation and a median revenue size of $2.7 billion and eleven utility companies, most of which operate nuclear facilities, with a median revenue size of $2.6 billion. Eight of the eleven utility companies included in this comparison group are also part of the Kidder, Peabody Electric Utility index used for purposes of the shareholder return comparison.

Total compensation takes into account all elements of compensation that the executive receives including base pay, annual and long-term incentives and benefits. The Company provides the level of total compensation necessary to attract and retain high quality executives. Executive compensation is linked to performance and to the interests of shareholders and customers. Executives at higher levels in the Company have a greater percentage of their total cash compensation contingent on the accomplishments of business objectives. The Corporate Management Committee believes the compensation program for 1994 has been designed to insure that compensation paid to named officers will qualify for deductibility under section 162(m) of the Internal Revenue Code.

BASE PAY. Annually a market analysis using the comparison companies described above is performed of executive officer positions to establish the appropriate base salary range. In January of each year, the Committee receives goals and performance standards on each of the executive officers which describe achievements to be reached by each officer during the upcoming year. The adjustment made to the base pay of each named executive during 1993 was determined based on the results of individual performance and the market analysis conducted during 1992. Based on the current compensation levels of the Company as compared to market, it is anticipated that there will be no general base salary increases for executive officers in 1994.

ANNUAL INCENTIVE. Annual incentive awards for the named executives are determined in accordance with the Company's Executive Incentive Compensation Plan. The goal areas and measures under the Plan are: Financial Success, with earnings per share (EPS) weighted at 30% and Company cost management weighted at 20%; Customer Service (customer surveys, plant availability, system reliability, employee safety results and rate performance) -- 30%; and Individual Performance -- 20%. The goals for the Chairman & Chief Executive Officer, President and Chief Operating Officer, President-NSP Generation and Vice President-Nuclear Operations have an additional nuclear safety component. The Plan has a minimum target and maximum financial (EPS) level. The maximum financial level is approximately 150% of the EPS goal and is used to circumvent any potential windfall to executives upon payout. The annual incentive awards for the named executives are reflected in column (d) of the Summary Compensation Table.

Long-Term Incentive. Long-term incentive awards for the named executives are determined in accordance with the Executive Long-Term Incentive Award Stock Plan. The Plan permits the granting of non-qualified stock options, stock appreciation rights, restricted common stock and performance awards to key employees of the Company and its subsidiaries. Total awards in any year may not exceed .5% of the outstanding shares of common stock at the end of the prior year. The Plan is designed to encourage and create ownership and retention of the Company's stock by key employees. Through awards under the Plan, the objective of aligning key employees' long-range interests with those of shareholders may be met by providing key employees with the opportunity to build, through the achievement of corporate goals, a meaningful stake in the Company.

As with the other elements of the Company's executive compensation, a market analysis based on the ten industrial and eleven utility companies described above is performed to establish the appropriate long-term incentive value as it relates to the total long-term incentive program and each component and executive officer position thereunder. The Plan is designed to be competitive with the market median. Each of the award programs under the Plan are described below:

RESTRICTED STOCK. Restricted NSP common stock is awarded based on the participant's position, salary and on the Company's Return on Shareholder Equity (ROE) compared to the average of the Kidder, Peabody Electric Utility index over a three-year rolling time period. In order for any award to be made, the Company's three-year average ROE must be at least at the median of the Kidder grouping. The program has a target level of 1% above the median of the Kidder grouping, which results in a 100% payout. Payout is at 50% if the median of the peer group is met. No restricted stock awards were made in 1993 based on the results of the performance period ending September 30, 1992. Restricted stock earned as a result of the performance period ending September 30, 1993 is shown in column (f) of the Summary Compensation Table.

STOCK OPTIONS. Non-qualified stock options are granted based on position and salary. The option price is the market value of NSP common stock on the grant date. The option exercise period is for nine years following the date of vesting. Options cannot be exercised for one year after the date of grant. Options may expire earlier if the participant's employment terminates. During 1993, stock option award size was based on the annual salary midpoint multiplied by the grant size percentage divided by the average market price on the date of grant. The grant size percentage was developed based on the market analysis described above. Stock options for 1993 were awarded as shown on the Summary Compensation Table.

PERFORMANCE UNITS. One unit known as a DESAR (Divided Equivalent Stock Appreciation Right) is awarded for each option share. DESARs represent a right to receive value based on the Company's common stock dividend that is conditioned upon the achievement of performance objectives and the discretion of the Committee. The extent to which DESARs vest is determined on the first anniversary of their grant date based on the Company's three-year rolling average ROE. A DESAR that vests has, on the date of vesting, a value equal to the dividends paid on a share of common stock during the prior year. Unless exercised, a vested DESAR continues to increase in value based on the Company's common stock dividends for nine years. The portion of the additional dividend value attributed to the DESAR each year depends on the three-year rolling average ROE calculated for that year. Like the restricted stock program, this program has a target level of 1% above the median of the Kidder grouping, which results in a 100% payout. Payout is at 50% if the median of the peer group is met. Upon exercise, DESARs are paid in the form of shares of common stock, as determined by dividing the total value of the DESARs to be exercised by the market value of one share of common stock.

The Company's three-year average ROE ending September 30, 1993 was at the Kidder, Peabody grouping median resulting in partial payouts of performance units. The value of DESARs earned for 1993 are reflected in column (d) of the Summary Compensation Table. The increased value of vested DESARs resulting from the Company's common stock dividends through December 31, 1993 is shown in column (h) of the Summary Compensation Table for 1993.

STOCK APPRECIATION RIGHTS. Upon the vesting of DESARs, participants are also granted stock appreciation rights known as CASARs (Capital Appreciation Stock Appreciation Rights) as a result of having achieved the performance criterion upon which the DESAR vesting was conditioned. The number of CASARs awarded is based on the value of the participant's vested DESARs divided by the market value of NSP common stock on the date of vesting, and on each subsequent anniversary of vesting. As of any given date, a CASAR has a value equal to the difference between the market value of one share of NSP common stock on that date and the market value of NSP common stock on the effective date of the CASAR grant. Upon exercise, CASARs are paid in the form of shares of common stock, as determined by dividing the total value of the CASARs to be exercised by the market value of one share of common stock. The executive officers of the Company are restricted from exercising CASARs within six months after the date they are granted. CASARs earned for 1993 are reflected in column (g) of the Summary Compensation Table.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER. The 1993 compensation of Mr. Howard was determined in accordance with the compensation strategy discussed above pertaining to executive compensation. Mr. Howard's 1993 base pay adjustment was determined by the Committee based on his individual performance results and the annual market analysis, as discussed above for all executive officers. Although the Committee considered many factors, including the overall quality of management and leadership exhibited by Mr. Howard during 1992, the following performance goals, in no priority order, were particularly important to the Committee in determining the adjustment to his base pay: (a) improvements in customer service reliability, particularly the reductions of feeder outages and customer interruptions; (b) allocation and management of capital resources and department operating expense budgets;
(c) safety innovations and the overall reduction in accident levels; (d) diversity of the Company's work force and increased utilization of women/minority businesses; (e) continued and enhanced Company leadership in environmental performance; (f) the Company's leadership and participation in community development activities; (g) the continued safety and performance of the nuclear power plant operations; and, (h) the Company's adoption of Total Quality Management as demonstrated by the leadership capability and performance of the Company's management, by explicit performance standards to measure continuous quality improvement, and by the establishment of Company-wide quality principles. The annual and long-term incentive awards of Mr. Howard are reflected in the Summary Compensation Table and were determined in accordance with the plans described above.

					 W. JOHN DRISCOLL
			     DAVID A. CHRISTENSEN
			      ALLEN F. JACOBSON
			       JOHN E. PEARSON
				G.M. PIESCHEL
			      MARGARET R. PRESKA

TOTAL SHAREHOLDER RETURN COMPARISON

The graph below compares the cumulative total shareholder return on the Company's common stock for the last five fiscal years with the cumulative total return of the Standard & Poor's 500 Stock Index and the Kidder, Peabody Electric Utility index(1) over the same period (assuming the investment of $100 in each vehicle on December 31, 1988 and reinvestment of all dividends).

Cumulative 5 Year Value
				[INSERT TABLE]

				     Total Return
	      1988       1989       1990       1991       1992       1993
NSP         $100.00    $128.95    $118.29    $158.98    $169.43    $178.65
Kidder      $100.00    $129.94    $131.42    $169.59    $181.66    $201.99
S&P 500     $100.00    $131.69    $127.61    $166.49    $179.18    $197.26

(1) The Company has selected the Kidder, Peabody Electric Utility (Kidder) index as a replacement for the Salomon 100 Electric Utilities (Salomon) index shown in the 1993 proxy statement due to Salomon's significant reduction in the number of companies it uses for comparison purposes. The Kidder group of 100 companies represents substantially the same companies used by the former Salomon grouping of 100 companies, except for Citizens Utilities, Kansas Gas and Electric and Kansas Power and Light which were a part of the former Salomon grouping and are not a part of the Kidder grouping, and Bangor Hydro Electric, Upper Peninsula Energy and Western Resources -- formed by the merger of Kansas Gas and Electric and Kansas Power and Light, which are a part of the Kidder grouping, but were not a part of the Salomon grouping. The Company will furnish a complete listing of the former Salomon and current Kidder groupings upon written request to the Secretary of the Company at 414 Nicollet Mall, Minneapolis, Minnesota 55401.

					PENSION PLAN TABLE

The following table illustrates the approximate retirement benefits payable to employees retiring at the normal retirement age of 65 years:

			  Estimated Annual Benefits for Years of Service Indicated
    Average
 Compensation                                 Years of Service
   (4 Years)         5            10           15           20           25           30
$ 50,000          $  3,500     $  7,000     $ 11,000     $ 14,500     $ 18,000     $ 21,500
 100,000             7,500       15,500       23,000       30,500       38,500       46,000
 150,000            12,000       23,500       35,500       47,000       59,000       70,500
 200,000            16,000       31,500       47,500       63,500       79,500       95,000
 250,000            20,000       40,000       60,000       79,500       99,500      119,500
 300,000            24,000       48,000       72,000       96,000      120,000      144,000
 350,000            28,000       56,000       84,500      112,500      140,500      168,500
 400,000            32,000       64,500       96,500      128,500      161,000      193,000
 450,000            36,500       72,500      109,000      145,000      181,500      217,500
 500,000            40,500       80,500      121,000      161,500      202,000      242,000
 550,000            44,500       89,000      133,500      177,500      222,000      266,500
 600,000            48,500       97,000      145,500      194,000      242,500      291,000
 650,000            52,500      105,000      158,000      210,500      263,000      315,500
wage base: $57,600

  After an employee has reached 30 years of service, no additional years are used in determining pension benefits. The annual compensation used to calculate the average compensation shown in this table is based on the participant's base salary for the year (as shown on the Summary Compensation Table at column (c)) and bonus compensation paid in that same year (as shown on the Summary Compensation Table at column (d); see figure for prior year). The benefit amounts shown are amounts computed in the form of a straight-life annuity. The amounts are not subject to offset for social security or otherwise, except as provided in the employment agreement with Mr. Howard, as described below.
  At the end of 1993, each of the five named executive officers had the following credited service: Mr. Howard, 6 years, 11 months; Mr. Theisen, 39 years, 3 months; Mr. Beacom, 28 years, 4 months; Mr. Eliason, 28 years, 1 month and Mr. McIntyre, 20 years, 10 months.

  An employment agreement with Mr. Howard provides that if employment terminates prior to age 60, he will receive payments from the Company equivalent to benefits he would have earned under the Pension Plan without regard to service and compensation limitations in a minimum annual amount of $22,535. If employment continues past age 60, he and his spouse, if she survives him, will receive combined benefits from the Pension Plan and supplemental Company payments as though he had completed 30 years of service, less the pension benefits earned from a former employer.

					SEVERANCE PLAN

The Company's Severance Plan covers the full-time regular-benefit, nonbargaining employees of the Company, including the named executives, and participating subsidiaries. The Severance Plan provides severance benefits to covered employees whose termination of employment is involuntary and unrelated to unsatisfactory performance. Subject to a maximum of 24 months of pay, a covered employee is eligible to receive monthly payments of two months of base pay plus the greater of two weeks of base pay for each year of service or one week of base pay for each $2,000 of base annual salary. Covered employees are also eligible to receive incentive pay, group insurance benefits and service and compensation credit under the Pension Plan for the period they receive monthly severance benefits. Outplacement services are also provided under the Plan.

			RATIFICATION OF APPOINTMENT OF
			     INDEPENDENT AUDITORS

Subject to ratification by the shareholders, the Board of Directors has appointed Deloitte & Touche as independent auditors of the Company for the year 1994. Deloitte & Touche has performed this function for the Company for each fiscal year beginning with the year 1947. Members of the firm will be available at the Annual Meeting of Shareholders to answer questions and to make a statement if they desire to do so.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THE SELECTION OF AUDITORS.

				QUORUM AND VOTE REQUIRED

The presence in person or by proxy, of the holders of a majority of the voting power of the shares of common stock and cumulative preferred stock issued, outstanding and entitled to vote at a meeting for the transaction of business is required to constitute a quorum. The election of each director shall be decided by plurality vote. As a result, any shares not voted for a director (whether by withholding authority, broker non-vote or otherwise) have no impact on the election of directors except to the extent the failure to vote for an individual results in another individual receiving a larger number of votes. The proposal for the ratification of the selection of outside auditors requires the affirmative vote of the holders of a majority of the total voting power present in person or by proxy and entitled to vote. Abstentions from voting on the appointment of auditors are treated as votes against, while broker non-votes are treated as shares not voted.

			    SHAREHOLDER PROPOSALS

Any proposal by a shareholder for the annual shareholder meeting in April 1995 must be received by the Secretary of the Company at 414 Nicollet Mall, Minneapolis, Minnesota 55401, not later than the close of business on November 15, 1994. Proposals received by that date will be included in the 1995 Proxy Statement if the proposals are proper for consideration at an annual meeting and are required for inclusion in the proxy statement by, and conform to, the rules of the SEC.

For a proposal not included in the proxy statement to be properly brought before an annual meeting by a shareholder, the Company's Bylaws provide that the Secretary of the Company must have received written notice thereof not less than 20 or more than 90 days prior to the meeting. The notice must contain (i) a description of the proposed business and the reasons for conducting such business at the annual meeting, (ii) the shareholder's name and record address, (iii) the class and number of shares beneficially owned by the shareholder, and (iv) any material interest of the shareholder in such business.

					OTHER BUSINESS

Management does not know of any business, other than that described herein, that may be presented for action at the Annual Meeting of Shareholders. If any other matters are properly presented at the meeting for action, the persons named in the accompanying proxy will vote upon them in accordance with their best judgment.

Minneapolis, Minnesota
March 17, 1994

By order of the Board of Directors
Gary R. Johnson
Secretary



NORTHERN
STATES
POWER
COMPANY

IMPORTANT

TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY. AN ENVELOPE WHICH REQUIRES NO UNITED STATES POSTAGE IS PROVIDED FOR THAT PURPOSE.
 THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FOLLOW-UP REQUESTS.

NOTICE
OF
ANNUAL
MEETING
AND
PROXY
STATEMENT
ANNUAL
MEETING
OF
SHAREHOLDERS
APRIL 27, 1994
HISTORIC STATE THEATRE
805 HENNEPIN AVENUE
MINNEAPOLIS, MINNESOTA
NORTHERN
STATES
POWER
COMPANY
PRINTED ON RECYCLED PAPER

[Logo]
			NORTHERN STATES POWER COMPANY
									 PROXY
	      THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned appoints Edward J. McIntyre, Chandra G. Houston and Gary R. Johnson, or any of them, each with full power of substitution, to represent and vote the shares of stock held by the undersigned at the Annual Meeting of Shareholders on Wednesday, April 27, 1994, at 10 a.m., and any adjournments thereof, as follows:
      PLEASE USE AN X IF YOU WISH TO INDICATE YOUR VOTE IN BOXES BELOW.
       YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THESE PROPOSALS
 1.   ELECTION OF FOUR DIRECTORS IN CLASS II.
Richard M. Kovacevich
Douglas W. Leatherdale
A. Patricia Sampson
Edwin M. Theisen
[ ] FOR  [ ]  WITHHOLD AUTHORITY

(IF YOU WISH TO WITHHOLD AUTHORITY TO VOTE FOR ANY OF THE ABOVE, STRIKE OUT THE APPROPRIATE NAME(S)).

 2.   APPROVAL OF APPOINTMENT OF DELOITTE & TOUCHE AS INDEPENDENT AUDITORS.
[ ] FOR  [ ] AGAINST  [ ] ABSTAIN

 3. IN THEIR DISCRETION TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

(Continued and to be signed on other side)

  THIS PROXY WILL BE VOTED AS DIRECTED, IF NO OTHER DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED

  "FOR" THE ELECTION OF DIRECTORS AS STATED IN THE PROXY STATEMENT AND "FOR" PROPOSAL 2.

Dated ______________, 1994
(Please insert date of signing Proxy)

*___________________
____________________

 Please sign EXACTLY as name appears hereon.
		 PROXY NUMBER

				  IMPORTANT

PLEASE MAIL PROMPTLY IN THE ENCLOSED ENVELOPE TO
ASSURE YOUR REPRESENTATION AT THE MEETING. NO
POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

*ATTORNEYS, EXECUTORS, ADMINISTRATORS, TRUSTEES,
OR GUARDIANS SHOULD SO INDICATE WHEN SIGNING.
FOR JOINT ACCOUNTS, ONE JOINT OWNER MAY SIGN.